March 6, 2015

Mr. Michael Goergen
15710 – 52nd Ave. N.
Plymouth, MN 55446

Dear Mike,

On behalf of Digi International Inc., I am pleased to offer you employment as Sr. Vice President, Chief Financial Officer and Treasurer reporting to Ron Konezny. The offer is subject to the terms of the Contingent Offer section below.

Compensation

Your annualized total compensation target for this position is $464,000. The annualized base salary is $290,000 with an annualized incentive target of $174,000.

You will participate in Digi International’s Executive Incentive Plan. For the current fiscal year, your plan will contain the following components:

Quarterly Performance: 40% of your incentive target will be based on achievement of quarterly revenue and profitability targets of the Company.

Annual Performance: 60% of your incentive target will be based on achievement of the annual revenue and profitability targets of the Company.

All payments will be pro-rated based on length of service in the quarter/fiscal year.

Initial Equity Award

We will recommend to the Board of Directors an initial grant of 100,000 stock options. The Options will have a per share exercise price equal to the closing sale price of a share of common stock on the Grant Date. Twenty-five percent of the Options will vest on the first anniversary date of the Grant Date. Subsequent to the first anniversary date, your Options will vest monthly, with full vesting at four years. If, within one year following a change in control, your employment is terminated either by the Company without cause or by you for good reason then any unvested Options shall be accelerated and immediately vested. The Options will have a term of eight years. The Grant Date will be the first day that the Digi International trading window is open or or after your start date.

In addition, we will recommend to the Board of Directors a Restricted Stock award of 50,000 shares. Twenty-five percent of the Restricted Stock Unit award will vest on each of the first four anniversary dates of the Grant Date (except for such earlier vesting as is otherwise provided in the Company’s 2014 Omnibus Incentive Plan or in the applicable Restricted Stock Unit agreement between you and the Company). If, within one year following a change in control, your employment is terminated either by the Company without cause or by you for good reason, then any unvested Restriced Stock Award shall be accelerated and immediately vested. The Grant Date will be the first day that the Digi International trading window is open or or after your start date.

Benefits

Digi offers a comprehensive benefit program which includes Medical, Dental, Vision, Life and Disability Insurance, Medical and Dependent Care Reimbursement Plans, 401(k) Savings Plan, Employee Stock Purchase Plan, and a Tuition Reimbursement Program. You will be eligible for participation in Digi’s health insurance programs on the first day of active employment with the company and will be eligible for participation in the 401(k) Savings Plan on the first day of the month following such date of active employment. You are eligible to enroll in the Stock Purchase Plan on the first of any January, April, July and October.

You will be eligible to participate in Digi’s $500,000 Executive Life Insurance program. If accepted by the carrier, Digi International will pay the full annual premium. This is in additional to the basic and optional life insurance programs offered to all employees.

Vacation eligibility begins on the date of hire. Upon hire, you will receive four weeks of vacation. You will not accrue above or below this amount regardless of time taken. Should you leave the company at any point in the future, you will be paid for four weeks of accrued vacation.

Severance Agreement

If Digi International should terminate your employment at any time in the future for reasons other than Cause, you will be provided with the following severance package in exchange for a full release of claims against the Company:

1)	Twelve months of base salary in effect at the time of termination. This shall be paid in a lump sum as soon as administratively feasible after the later of the date of termination or the date the release of claims has become irrevocable.

2)	A pro-rata bonus based on number of months worked in the fiscal year prior to a qualifying termination and the Company’s actual performance against annual objections. This pro-rata bonus shall be paid no later than 2.5 months after the close of the fiscal year in which the qualifying termination occurs.

For purposes of this agreement, “Cause” shall mean only the following: (i) indictment or conviction of, or a plea of nolo contendere to, (A) any felony (other than any felony arising out of negligence), or any misdemeanor involving moral turpitude with respect to the Company, or (B) any crime or offense involving dishonesty with respect to the Company; (ii) theft or embezzlement of Company property or commission of similar acts involving dishonesty or moral turpitude; (iii) material negligence in the performance of your job duties after notice; (iv) failure to devote substantially all of his working time and efforts during normal business hours to the Company’s business; or (v) knowing engagement in conduct which is materially injurious to the Company.

Contingent Offer

This offer of employment is contingent upon the following:

1.	Your signature on the enclosed Digi International Employment, Confidential Information, and Arbitration Agreement. Your signature constitutes acceptance of the terms and conditions contained in the Agreement, so please read it thoroughly prior to signing. This agreement must be signed prior to your first day of employment.

2.	A finding of “no issue” with your background and reference check. Digi International has partnered with Verified Credentials, a background screening organization, to administer confidential background checks. Within 48 hours, we ask that you visit Verified Credential website at http://myvci.com/digiinternationalinc to complete a personal questionnaire using your full legal name including middle initial. If you are unable to access the internet within this timeframe, please contact me to further assist you in the process. If information is revealed after your start date, Digi has the right to terminate employment without prior notice.

3.	Digi’s determination that you are not subject to any agreement with any former employer or any other party that would prohibit you from working in the position of Sr. Vice President, Chief Financial Officer and Treasurer.

4.	Your election as an officer by the Board of Directors.

At Will Employment

Employment with Digi International Inc. is “at will,” which means that it is for no definite period and may be terminated by either you or Digi at any time for any reason without prior notice. Your signature on this offer letter indicates that you understand, agree, and acknowledge that any reliance on any statements by any representative of the company contrary to this “at will” arrangement is unreasonable and may not form any basis for my reliance thereon.

Commencement Date and Offer Acceptance

We would like you to start on April 6, 2015. Please inform me of your acceptance of this offer by March 13, 2015 and acknowledge your acceptance by signing one of the enclosed copies.

Sincerely,

Digi International Inc.

/s/ Tracy Roberts

Tracy Roberts
VP, Talent & Information Technology

Offer accepted:

/s/ Michael Goergen	March 7, 2015	April 13, 2015

Michael Goergen	Date	Start Date